UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 11, 2006

The St. Joe Company
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-10466	59-0432511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

245 Riverside Avenue, Suite 500, Jacksonville, Florida		32202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	904-301-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.05 Costs Associated with Exit or Disposal Activities.

On August 11, 2006, The St. Joe Company (the "Company") announced a reorganization of its operational structure designed to refocus the Company on long-term growth opportunities while capturing operating efficiencies. Under the reorganization plan, three of the Company's operating divisions are being reorganized into one integrated business. Regional managers will now be responsible for the operations of each of the Company's segments in their region. In addition, as certain residential developments in the Company's central and south Florida regions reach full build-out later this year, the homebuilding operations in those developments will be discontinued.

As a result, the Company expects to take a charge to earnings of approximately $3.8 million. Of the total charge, $3.1 million is expected to be incurred in the third quarter of 2006. The majority of the balance will be recognized in the fourth quarter of 2006. The charges incurred will be primarily one-time termination benefits to employees. Approximately $200,000 of the total charges are expected to be non-cash. The Company expects a net reduction of about 11% of its work force in connection with this reorganization plan.

Additional information on the reorganization is set forth in our press release dated August 11, 2006, a copy of which is filed as exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release dated August 11, 2006

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The St. Joe Company

August 16, 2006	By:	/s/ Michael N. Regan

Name: Michael N. Regan
Title: Senior Vice President - Finance and Planning

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated August 11, 2006